Exhibit 2.2

Description of Rights of Securities Registered Under Section 12 of the Securities Exchange Act of 1934

Our Class A Ordinary Shares are currently listed on The Nasdaq Capital Market and registered under Section 12(b) of the Exchange Act.

We are an exempted company with limited liability incorporated under the laws of the BVI and our affairs are governed by our amended and restated memorandum and articles of association, as amended from time to time and the BVI Business Companies Act, and the common laws of the BVI.

Our registered office in the BVI is located at the office of Ogier Global (BVI) Limited, Ritter House, Wickhams Cay II, PO Box 3170, Road Town, Tortola VG1110, British Virgin Islands.

Ordinary Shares

The following are summaries of material provisions of the Company’s amended and restated memorandum and articles of association, as well as the Companies Law (as amended) of the British Virgin Islands insofar as they relate to the material terms of the Company’s ordinary shares. Notwithstanding this, because it is a summary, it may not contain all the information that you may otherwise deem important. For more complete information, investors should read the entire amended and restated memorandum and articles of association, as currently in effect, which has been incorporated by reference as Exhibit 3.2 to this Annual Report.

Preemptive Rights (Item 9.A.3 of Form 20-F)

The holders of our Class A Ordinary Shares do not have pre-emptive rights.

Type and Class of Securities (Item 9.A.5 of Form 20-F)

As of the date of this Annual Report, the Company is authorized to issue 15,000,000 Class A Ordinary Shares with no par value each; and 1,666,667 Class B Ordinary Shares with no par value each. As of the date of this Annual Report, there are 818,354 Class A Ordinary Shares and 327,047 Class B Ordinary Shares outstanding. Each Class B Ordinary Share has twenty (20) votes per share, whereas each Class A Ordinary Share has one (1) vote per share. Our shareholders who are non-residents of the BVI may freely hold and vote their shares.

Limitations or Qualifications (Item 9.A.6 of Form 20-F)

Each Class A Ordinary Share in the Company confers upon the Member (unless waived by such Member):

(a) the right to one vote at a meeting of the Members of the Company or on any Resolution of Members;

(b) the right to an equal share in any distribution by way of dividend paid by the Company; and

(c) the right to an equal share in the distribution of the surplus assets of the Company on its liquidation.

Each Class B Ordinary Share in the Company confers upon the Member (unless waived by such Member):

(a) the right to twenty votes at a meeting of the Members of the Company or on any Resolution of Members;

(b) the right to an equal share in any distribution by way of dividend paid by the Company; and

(c) the right to an equal share in the distribution of the surplus assets of the Company on its liquidation.

Each Class B Ordinary Share shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such Share, at the office of the Company or any transfer agent for such Shares, into one fully paid and non-assessable Class A Ordinary Share. The Directors shall at all times reserve and keep available out of the Company’s authorised but unissued Class A Ordinary Shares, solely for the purpose of effecting the conversion of the Class B Ordinary Shares, such number of its Class A Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Class B Ordinary Shares; and if at any time the number of authorised but unissued Class A Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Class B Ordinary Shares, in addition to such other remedies as shall be available to the holders of such Class B Ordinary Shares, the Directors will take such action as may be necessary to increase its authorised but unissued Class A Ordinary Shares to such number of Shares as shall be sufficient for such purposes. For the avoidance of doubt, Class A Ordinary Shares shall under no circumstances be converted into Class B Ordinary Shares

Rights of Other Types of Securities (Item 9.A.7 of Form 20-F)

Not applicable. See “Item 10. Additional Information—B. Memorandum and Articles of Association” of this Annual Report.

Rights of Ordinary Shares (Item 10.B.3 of Form 20-F)

See “Item 10. Additional Information—B. Memorandum and Articles of Association” of this Annual Report with respect to the dividend rights and the rights to share the Company’s profits, voting rights, right to share in any surplus in the event of liquidation, redemption provisions, sinking fund provisions, liability to further capital calls by the Company and any provision discriminating against any existing or prospective holder of such securities as a result of such shareholder owning a substantial number of shares.

Variation of Rights of Ordinary Shares (Item 10.B.4 of Form 20-F)

See “Item 10. Additional Information—B. Memorandum and Articles of Association” of this Annual Report. The rights attached to Ordinary Shares as specified may only, whether or not the Company is being wound up, be varied with the consent in writing of or by a resolution passed at a meeting by the holders of more than 50 per cent (50%) of the issued Ordinary Shares of that class.

Limitations on the Rights to Own Shares (Item 10.B.6 of Form 20-F)

Not applicable. See “Item 10. Additional Information—B. Memorandum and Articles of Association” of this Annual Report.

Provisions Affecting Any Change of Control (Item 10.B.7 of Form 20-F)

Not applicable. See “Item 10. Additional Information—B. Memorandum and Articles of Association” of this Annual Report.

Ownership Threshold (Item 10.B.8 of Form 20-F)

Not applicable. See “Item 10. Additional Information—B. Memorandum and Articles of Association” of this Annual Report.

Differences Between the Law of Different Jurisdictions (Item 10.B.9 of Form 20-F)

See “Item 10. Additional Information—B. Memorandum and Articles of Association” of this Annual Report.

Changes in Capital (Item 10.B.10 of Form 20-F)

See “Item 10. Additional Information—B. Memorandum and Articles of Association” of this Annual Report.

Debt Securities (Item 12.A of Form 20-F)

Not applicable.

Warrants and Rights (Item 12.B of Form 20-F)

Not applicable.

Other Securities (Item 12.C of Form 20-F)

Not applicable.

Description of American Depositary Shares (Items 12.D.1 and 12.D.2 of Form 20-F)

Not applicable.